Exhibit F.1

March 24, 2015

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Peru (the “Republic”) in connection with the Registration Statement (File No. 333-196690) (the “Registration Statement”), filed by the Republic under Schedule B of the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance thereunder by the Republic of U.S.$500,000,000 aggregate principal amount of 5.625% U.S. Dollar-Denominated Global Bonds due 2050 (the “Bonds”) under Supreme Decree No. 298-2014-EF of the Republic pursuant to the Underwriting Agreement, dated October 30, 2014 (the “Underwriting Agreement”) among the Republic and the underwriters named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus, dated July 22, 2014 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated October 30, 2014 (together with the Base Prospectus, the “Prospectus”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act; the Fiscal Agency Agreement, dated as of February 6, 2003 (as amended on November 21, 2003 and October 14, 2004, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (the “Fiscal Agent”); a duplicate of the global note representing the Bonds; and the Underwriting Agreement.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and representatives of the Republic.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that (1) the Republic has duly authorized, executed and delivered the Fiscal Agency Agreement and the Bonds in accordance with the law of the Republic of Peru, (2) the execution, delivery and performance by the Republic of the Fiscal Agency Agreement and the Bonds do not and will not violate the law of the Republic of Peru or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States), (3) the execution, delivery and performance by the Republic of the Fiscal Agency Agreement and the Bonds do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Republic, and (4) the Fiscal Agency Agreement is the valid and legally binding obligation of the Fiscal Agent.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication of the Bonds by the Fiscal Agent, and due payment therefor and delivery thereof in accordance with the Underwriting Agreement, the Bonds constitute valid and legally binding obligations of the Republic, enforceable against the Republic in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In connection with the provisions of the Bonds whereby the Republic submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1330, 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Bonds that relate to forum selection (including without limitation, any waiver of any objection to venue or any objection that the court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We express no opinion as to the enforceability of the provisions of the Bonds providing for indemnity by the Republic for any loss incurred by any party in obtaining any U.S. dollar amount due to such party under the Bonds, as applicable from a court judgment or order in another currency. We note that (i) a New York state statute provides that with respect to a foreign currency obligation a New York state court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at a rate of exchange prevailing on the date of entry of the judgment or decree and (ii) with respect to a foreign currency obligation a U.S. federal court sitting in New York state may award judgment in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

We note that enforceability in the United States of the waiver by the Republic of its immunity (including sovereign immunity) from court jurisdiction, as set forth in the Bonds, is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that, with respect to all matters of Peruvian law, you are relying on the opinion letter of Lazo, De Romaña & Gagliuffi Abogados, your Peruvian counsel, dated the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement and to the use of our name under the caption “Validity of the Bonds” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP